                                                               Exhibit 99.1

      [LOGO]      The MONY Group Inc.   News Release
                  1740 Broadway         MEDIA CONTACTS:
                  New York, NY 10019    Doug Myers  212 708 2472
                  212 708 2472          Christopher Breslin  212 708 2435
                  212 708 2399 Fax      INVESTOR CONTACT:
                                        Jay Davis  212 708 2917


                The MONY Group Inc. Reports Third Quarter Results


NEW YORK (November 7, 2002) - The MONY Group Inc. (NYSE: MNY) today reported results for the third quarter and first nine months of 2002.

The company accelerated the amortization of deferred policy acquisition costs and increased death benefit reserves. These actions resulted in a cost of $8.0 million or $0.17 per share and contributed to the company's operating loss of $1.7 million or $0.04 per share for the quarter before venture capital losses. Venture capital losses amounted to $5.1 million or $0.11 per share for an operating loss of $6.8 million or $0.15 per share. These results reflect the poor performance of the equity markets over the third quarter.

The company had net realized losses on investments of $23.4 million or $0.49 per share. The major components include a $7.9 million or $0.17 per share charge for venture capital losses and a $14.5 million or $0.31 per share charge due to a previously discussed reduction in the value of a hotel property. These factors contributed to a net loss for the quarter of $30.2 million or $0.64 per share.

"The decline in accumulation assets under management led to the acceleration of deferred policy acquisition cost amortization, an increase in guaranteed minimum death benefit reserves and lower fees - all of which affected earnings," said Michael I. Roth, chairman and CEO, The MONY Group. "However, our life insurance and annuity sales increased and we experienced favorable mortality in our life insurance business. In addition, retail brokerage revenues increased due to higher fixed income and municipal bond sales and trading activity."

"While equity market performance is impossible to gauge, we are actively managing our business, adapting to the changing market conditions and we will improve our operating performance," added Mr. Roth. "Not only are we focused on organic growth but we will also take significant actions to improve efficiencies and reduce expenses."

Third Quarter 2001
------------------

For the quarter ended September 30, 2001, operating income was $2.8 million or $0.06 per share before a venture capital loss. After the venture capital loss of $10.1 million or $0.21 per share, the company reported an operating loss of $7.3 million or $0.15 per share. The company had a net loss of $8.7 million or $0.18 per share including a $1.4 million or $0.03 per share net realized loss from investments.

Nine-Month Results
------------------

Operating income for the nine months ended September 30, 2002 was $22.2 million or $0.46 per share before venture capital results and one-time charges. These 2002 results include a $10.1 million or $0.21 per share charge for the acceleration of deferred policy acquisition costs and an increase in guaranteed minimum death benefit reserves for the company's variable annuity business. After a venture capital loss of $4.9 million or $0.10 per share and $4.5 million or $0.09 per share in fees and interest related to litigation, operating income was $12.8 million or $0.27 per share. The company reported a net loss of $26.9 million or $0.56 per share after realized losses on investments of $39.7 million or $0.83 per share.

Operating income for the nine months ended September 30, 2001 was $35.2 million or $0.70 per share before venture capital results. After a venture capital loss of $9.1 million or $0.18 per share, operating income was $26.1 million or $0.52 per share. Net income for the nine months ended September 30, 2001 was $26.9 million or $0.53 per share.

Developments:
------------

..    The Annuities Division of MONY Life Insurance Company introduced two new variable annuity products in October - `MONY C Variable Annuity' and `MONY L Variable Annuity.' Both products are competitive 401(k) rollover retirement vehicles with minimal-to-no sales load and low initial investment requirements. This follows the introduction of variable annuity and fixed annuity products earlier this year.

..    Continuing to diversify its product portfolio, the Life Insurance Division of MONY Life Insurance Company introduced an interest sensitive whole life product (ISWL). MONY Life is now one of a select group of life insurance providers to offer this easy to understand, non-equity-based insurance option.

..    The synergies among MONY member companies continued to expand. Advest continued to see strong demand for its managed account products by MONY Life financial professionals with $19.5 million in assets raised during the third quarter and $55.5 million year-to-date. MONY Life's fixed annuity was well-received by Advest and Advest is now the fourth largest seller of Enterprise mutual funds.

..    The wholesaling division of MONY Life Insurance Company, MONY Partners, continued to strengthen its relationships with the brokerage community over the quarter, leading to $21 million in fixed annuity sales over the quarter.

..    MONY Life Insurance Company's Life Insurance Division continued to streamline its underwriting process by improving application turn-around time, leading to greater efficiencies throughout the business.

..    MONY Life Insurance Company's career agency system successfully implemented a new business approach including an enhanced compensation plan and a fee-for-service model, resulting in a more streamlined and competitive approach to managing the business.

..    As of September 30, 2002, book value was $41.49 per share (excluding accumulated comprehensive income).

An earnings summary is as follows:
($ in million except share data and per share amount)

                                              Three Months     Three Months       Nine Months        Nine Months
                                              Ended 9/30/02    Ended 9/30/01     Ended 9/30/02      Ended 9/30/01

Operating (Loss) Income, excluding
Venture Capital and Litigation
Related Charges                                    $(1.7)               $2.8             $22.2              $35.2
Venture Capital Loss                                (5.1)             (10.1)             (4.9)              (9.1)
Litigation Related Charges                              0                  0             (4.5)                  0
                                               ----------         ----------        ----------        -----------
Operating (Loss) Income                             (6.8)              (7.3)              12.8               26.1
Realized (Losses)/Gains from Investments           (23.4)              (1.4)            (39.7)                0.8
                                               ----------         ----------        ----------        -----------
Net (Loss) Income                                 $(30.2)             $(8.7)           $(26.9)              $26.9
                                               ==========         ==========        ==========        ===========

Diluted Per Share Amounts
(See Note 1):
Operating (Loss) Income Before
Venture Capital and Litigation                    $(0.04)              $0.06             $0.46              $0.70
Related Charges
Venture Capital Loss                               (0.11)             (0.21)            (0.10)             (0.18)
Litigation Related Charges                              0                  0            (0.09)                  0
                                               ----------         ----------        ----------        -----------
Operating (Loss) Income                            (0.15)             (0.15)              0.27               0.52
Realized (Losses)/Gains from
investments                                        (0.49)             (0.03)            (0.83)               0.01
                                               ----------         ----------        ----------        -----------
Net (Loss) Income                                 $(0.64)            $(0.18)           $(0.56)              $0.53
                                               ==========         ==========        ==========        ===========
Share Data:
Weighted-average shares outstanding            47,414,250         48,642,274        47,804,872         48,915,523
Plus:  Incremental shares from
assumed conversion of
dilutive securities                                     0                  0                 0          1,597,601
                                               ----------         ----------        ----------        -----------
Weighted-average shares
used in diluted per-share
calculations                                   47,414,250         48,642,274        47,804,872         50,513,124
                                               ==========         ==========        ==========         ==========

Note 1: 587,795, 1,315,776 and 1,634,471 incremental shares from the assumed
------
conversion of dilutive securities were not included in the computation of per share amounts for the three and nine-month periods ended September 30, 2002 or for the three-month period ended September 30, 2001, respectively, because their inclusion would be antidilutive.

Business Segments

Protection Segment
------------------
Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole, term, universal, variable universal, survivorship universal, last survivor variable universal, group universal life and interest sensitive whole life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations through its U.S. Financial Life Insurance Company (USFL) and MONY Life Insurance Company subsidiaries.

Total new annualized and single life insurance premiums increased to $109 million for the third quarter of 2002 compared to $55 million during the third quarter of 2001. The increase was due to higher bank-owned life insurance (BOLI) sales that exceeded the company's expectations. For the first nine months of 2002, premiums increased to $219 million from $152 million during the comparable period in 2001.

New life insurance premiums (first-year and single premiums) sold through the career agency system were $16 million compared with $23 million for the comparable quarter. Year-to-date premiums from the career agency system were $50 million, compared with $61 million for the first nine months of 2001.

"Lower demand for variable universal life insurance led to a decline in career life insurance sales over the quarter," commented Mr. Roth. "Moving forward, MONY Life will enhance its non-equity based insurance offerings, the introduction of interest sensitive whole life being the latest example."

U.S. Financial Life Insurance Company (USFL) premiums for the first nine months increased to $38 million during 2002 compared with $34 million during the same period last year. Quarter-over-quarter sales were basically flat at approximately $11 million.

Accumulation Segment
--------------------
The MONY Group provides proprietary annuities and retail mutual funds through its career agency system, member companies and third-party broker-dealers.

With a 17 percent decline in the Dow Jones Industrial average during the quarter, assets under management declined to $7.3 billion as of September 30, 2002 from $8.2 billion as of June 30, 2002.

New accumulation assets raised during the quarter were $382 million compared with $414 million for the third quarter of 2001. For the first nine months, new accumulation assets raised were flat at $1.3 billion. Higher annuities sales were offset by lower mutual fund sales.

Annuity sales increased to $133 million during the third quarter of 2002 from $98 million during the third quarter of 2001 due to $48 million in sales for MONY Life's fixed annuity product. For the first nine months of 2002, annuity sales were $365 million compared to $272 million for the comparable year period.

"The marketplace responded favorably to the introduction of our fixed annuity product with strong sales from our career agency system, Advest and brokerage channels," commented Mr. Roth. "On the brokerage side, the success of this product solidified relationships with many brokers and provided an entree for the sale of other life insurance and annuity products."

The Enterprise Group of Funds had third quarter 2002 sales of $249 million, $205 million of which were sold by third-party broker-dealers and $44 million were sold through MONY Life's career agency system. Comparably, third quarter 2001 sales for Enterprise were $316 million, $244 million of which were from third-party broker dealers and $72 million from the career agency system.

For the first nine months of 2002, Enterprise sales were $928 million, $745 million of which were sold by third-party broker-dealers and $183 million were sold through MONY Life's career agency system. For the first nine months of 2001, Enterprise sales were $1 billion, $749 million of which were sold by third-party broker-dealers and $288 million were sold through the career agency system.

Net inflows for variable annuities and mutual funds were $50 million during the first nine months of the year while the company experienced slight net outflows during the third quarter.

Retail Brokerage & Investment Banking
-------------------------------------
The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services to high-net worth individuals and small to mid-size business owner clients primarily through MONY's Advest, Matrix Capital Markets Group and MONY Securities Corp. subsidiaries.

The Retail Brokerage and Investment Banking segment revenues increased to $95 million during the third quarter compared with $70 million during the comparable 2001 period. For the first nine months of 2002, revenues were $271 million compared with $239 million for the first nine months of 2001.

Advest revenues were $84 million for the third quarter of 2002 compared to $60 million for the third quarter of 2001. For the first nine months of 2002, Advest revenues were $236 million compared with $204 million for the comparable period on a proforma basis to include January 2001. The increase was driven primarily by higher municipal bond and fixed income sales and trading activity and higher investment banking revenues. Results were also influenced by the events of September 11, 2001 and the addition of Lebenthal.

MONY Securities Corp., a registered securities broker-dealer for MONY's career organization, revenues were flat quarter over quarter and for the first nine months of 2001 and 2002 at $10 million and $33 million, respectively.

Business Outlook

"We are committed to improving earnings and returning to profitability in 2003, notwithstanding the fact that the equity markets continue to impact our business," commented Mr. Roth. "We will be taking actions to reduce expenses and increase efficiencies over the coming months -- while we continue to enhance our product and service offerings and effectively leverage our strong distribution channels."

"We remain confident that our advice-based business model will continue to serve our shareholders well," continued Mr. Roth. "Through our strong capital position, high liquidity and experienced leadership, we are committed to delivering long-term value."

Forward Looking Statements
--------------------------
This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of l995, including all statements relating to MONY's expected results for 2002. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described under the heading "Forward Looking Statements" in MONY's annual report on Form 10-K for the fiscal year ended December 31, 2001 and in the company's other filings with the Securities and Exchange Commission. Among other things, changes in general economic conditions, including the performance of financial markets and interest rates, could negatively impact investment results; the company could be subjected to further downgrades by rating agencies; decreases in the fees earned from assets under management and the demand for variable products could result in significant write-offs of intangible assets; actual death claims experience could differ from our mortality assumptions; and litigation settlements and judgments could be larger than anticipated. The company does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About The MONY Group Inc.
-------------------------
The MONY Group Inc. (NYSE: MNY), with $60 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management, Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional company information is available at www.mony.com.


Note: The MONY Group Inc. will host a conference call to discuss 3Q 2002 financial results at 9:00 a.m. (EST) on Thursday, November 7, 2002. The call can be heard via the Investor Relations link at www.mony.com.
                                            ------------

                       SUPPLEMENTAL FINANCIAL INFORMATION

To assist interested parties in analyzing the Company's consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group for the three-month and nine-month periods ended September 30, 2002 and 2001.

Exhibit II presents certain summary consolidated balance sheet data as of September 30, 2002.

Exhibit III presents information regarding new business generated by the Company for the three-month and nine-month periods ended September 30, 2002 and 2001.

Exhibit I

                      THE MONY GROUP INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS

($ in millions, except share data and per share                  Three Months Ended                 Nine Months Ended
amounts)                                                            September 30,                     September 30,
                                                               2002            2001             2002              2001
Revenues:
Premiums                                                         160.5           162.0            494.8            500.5
Universal life and investment-type product policy fees            54.6            50.1            156.1            152.1
Net investment income                                            170.1           172.9            541.7            546.1
Net realized (losses)/gains on investments                      (41.2)             0.5           (69.1)              6.0
Group Pension Profits                                              6.8             8.0             22.0             27.2
Retail brokerage and investment banking                          109.1            82.1            297.5            253.0
Other income                                                      24.9            21.8             92.4             93.8
                                                          -------------    ------------    -------------     ------------
                                                                 484.8           497.4          1,535.4          1,578.7
Benefits and Expenses:
Benefits to policyholders                                        195.3           203.9            585.5            596.1
Interest credited to policyholders' account balances              30.0            27.9             85.8             83.2
Amortization of deferred policy acquisition costs                 49.6            32.9            120.5             98.4
Dividends to policyholders                                        53.4            54.5            171.8            169.7
Other operating costs and expenses                               202.9           190.0            613.2            591.0
                                                          -------------    ------------    -------------     ------------
                                                                 531.2           509.2          1,576.8          1,538.4

(Loss)/Income before taxes                                      (46.4)          (11.8)           (41.4)             40.3
Income tax (benefit)/expense                                    (16.2)           (3.1)           (14.5)             13.4
                                                          -------------    ------------    -------------     ------------
Net (Loss)/Income                                               (30.2)           (8.7)           (26.9)             26.9

Operating Income:
Net (loss) income                                         $     (30.2)     $     (8.7)     $     (26.9)      $      26.9
  Net realized losses/(gains) from investments
  (after tax)                                                     23.4             1.4             39.7            (0.8)
                                                          -------------    ------------    -------------     ------------
    Operating (loss) income                                      (6.8)           (7.3)             12.8             26.1
  Litigation related charges                                         -               -              4.5                -
  Venture capital loss                                             5.1            10.1              4.9              9.1
                                                          -------------    ------------    -------------     ------------
Operating (loss) income excluding Venture
Capital and Litigation Related Charges                    $      (1.7)     $       2.8     $       22.2      $      35.2
                                                          =============    ============    =============     ============

Diluted Per Share Amounts:
Net (Loss) Income                                         $     (0.64)     $    (0.18)     $     (0.56)      $      0.53
Operating (Loss) Income                                   $     (0.15)     $    (0.15)     $       0.27      $      0.52
Operating (Loss) Income (excluding venture capital &
litigation related charges)                               $     (0.04)     $      0.06     $       0.46      $      0.70

Share Data (see Note 1):
Weighted-average Shares Outstanding                         47,414,250      48,642,274       47,804,872       48,915,523
Plus:  Incremental Shares from Assumed Conversion
of Diluted Securities                                                -               -                -        1,597,601
                                                          -------------    ------------    -------------     ------------
Weighted-average Shares in Diluted Per Share
Calculations                                                47,414,250      48,642,274       47,804,872       50,513,124
                                                          =============    ============    =============     ============

Note 1: 587,795, 1,315,776 and 1,634,471 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three and nine-month periods ended September 30, 2002 or for the three-month period ended September 30, 2001, respectively, because their inclusion would be anti-dilutive.

Exhibit II

                  SUMMARY CONSOLIDATED BALANCE SHEET DATA

                    ($ in millions, except per share amounts)

                                                            As of September 30,
                                                                    2002

Assets:
Invested assets (including cash and cash equivalents)            $   12,769.8
Assets transferred in the Group Pension Transaction                   4,641.5
Separate account assets                                               4,018.6
Other assets                                                          2,911.9
                                                                 -------------
    Total assets                                                 $   24,341.8
                                                                 =============

Liabilities:
Policyholders' liabilities                                       $   10,806.1
Liabilities transferred in the Group Pension Transaction              4,562.8
Separate account liabilities                                          4,015.8
Short-term debt                                                           7.0
Long-term debt                                                          883.2
Other liabilities                                                     1,998.5
                                                                 -------------
    Total liabilities                                                22,273.4
                                                                 -------------

Shareholders' equity:
Equity                                                                1,958.9
Accumulated comprehensive income                                        109.5
                                                                 -------------
    Total shareholders' equity                                        2,068.4
                                                                 -------------
    Total liabilities and shareholders' equity                   $   24,341.8
                                                                 =============
Per share amounts:

Diluted book value per share                                     $      43.81
                                                                 =============
Diluted book value per share (Ex. Accumulated
Comprehensive Income)                                            $      41.49
                                                                 =============

 Exhibit III

                                                        SEGMENT INFORMATION

The following chart presents MONY's protection and accumulation sales for the quarter as well as revenue generated from the company's retail brokerage and investment banking segment.


                                     Three-Month     Three-Month     Nine-Month     Nine-Month
                                     Period Ended    Period Ended   Period Ended   Period Ended
                                       9/30/02         9/30/01        9/30/02        9/30/01
                                    -------------    ------------   ------------   -----------

New Business ($ millions)
Protection Products
-------------------
Career Agency System                       $15.7          $22.6         $49.7         $60.9
U.S. Financial Life Insurance
Company                                     10.9           11.7          37.8          34.2
Complementary Distribution/1/               82.1           20.5         131.2          56.8
                                          ------          -----        ------        ------
Total New Life Insurance Premiums         $108.7          $54.8        $218.7        $151.9
                                          ======          =====        ======        ======

Accumulation Products
---------------------
Variable Annuities                           $85            $98          $317          $272
Fixed Annuities/2/                            48             --            48            --
Career Agency System -
Mutual Funds                                  44             72           183           288
Third Party Distribution -
Mutual Funds                                 205            244           745           749
                                          ------          -----        ------        ------
Total Accumulation                          $382           $414        $1,293        $1,309
                                          ======          =====        ======        ======

Revenues ($ millions)
--------------------
Retail Brokerage &
------------------
Investment Banking
------------------
Advest/3,4/                                $84.2          $60.2        $236.4        $203.7
MONY Securities Corp.                       10.4           10.0          33.0          33.1
Other                                        0.5            0.1           1.3           2.0
                                          ------          -----        ------        ------
Total Revenue                              $95.1          $70.3        $270.7        $238.8
                                          ======          =====        ======        ======



/1/ primarily corporate- and bank-owned life insurance

/2/ $27 million were sold through retail channels and $21 million were sold through the brokerage channel

/3/ The Advest acquisition closed on February 1, 2001. This amount is proforma to include January 2001.

/4/ Lebenthal, acquired by Advest in late 2001, and Babson, acquired by Advest on May 31, 2002, account for approximately $6.9 million and $16.4 million of revenue in the third quarter and first nine months of 2002 respectively.